SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13D/A
                     (AMENDMENT NO. 2 TO SCHEDULE 13D)

                 Under the Securities Exchange Act of 1934


                      SUMMIT HOLDING SOUTHEAST, INC.
--------------------------------------------------------------------------
                             (Name of Issuer)

             Shares of Common Stock, par value $0.01 per share
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                      (Title of Class of Securities)

                                 86607810
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                              (CUSIP NUMBER)

                        Greenlight Capital, L.L.C.
                               120 Broadway
                                 Suite 901
                         New York, New York  10271
                         Tel. No.: (212) 433-6025
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               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                            - with copies to -
                          Eliot D. Raffkind, P.C.
                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      1700 Pacific Avenue, Suite 4100
                         Dallas, Texas 75201-4618
                              (214) 969-2800

                               May 22, 1997
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          (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 86607810              13D                    Page 2 of 9 Pages

1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Greenlight Capital, L.L.C.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [   ]
                                                            (b) [   ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*
     AF, WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(d) or 2(e)                                        [   ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF           7    SOLE VOTING POWER           499,000
SHARES
BENEFICIALLY        8    SHARED VOTING POWER               0
OWNED BY
EACH                9    SOLE DISPOSITIVE POWER      499,000
REPORTING
PERSON WITH         10   SHARED DISPOSITIVE POWER          0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     499,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                            [    ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.98%

14   TYPE OF REPORTING PERSON*
     OO

     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 86607810              13D                    Page 3 of 9 Pages


1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     David Einhorn

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [   ]
                                                           (b) [   ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*
     AF, WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(d) or 2(e)                                      [   ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

NUMBER OF           7    SOLE VOTING POWER           499,000
SHARES
BENEFICIALLY        8    SHARED VOTING POWER               0
OWNED BY
EACH                9    SOLE DISPOSITIVE POWER      499,000
REPORTING
PERSON WITH         10   SHARED DISPOSITIVE POWER          0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     499,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.98%

14   TYPE OF REPORTING PERSON*
     IN


     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 86607810              13D                    Page 4 of 9 Pages


1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Jeffrey A. Keswin

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [   ]
                                                           (b) [   ]

3    SEC USE ONLY

4    SOURCE OF FUNDS*
     AF, WC

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(d) or 2(e)                                      [   ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION
     USA

NUMBER OF           7    SOLE VOTING POWER           499,000
SHARES
BENEFICIALLY        8    SHARED VOTING POWER               0
OWNED BY
EACH                9    SOLE DISPOSITIVE POWER      499,000
REPORTING
PERSON WITH         10   SHARED DISPOSITIVE POWER          0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     499,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [   ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.98%

14   TYPE OF REPORTING PERSON*
     IN


     *SEE INSTRUCTIONS BEFORE FILLING OUT



                                 Signature

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:    June 2, 1997



                              Greenlight Capital, L.L.C.


                              By: /s/ Jeffrey A. Keswin
                                 ----------------------------------
                                 JEFFREY A. KESWIN, Managing Member



                              /s/ David Einhorn
                              -------------------------------------
                              David Einhorn



                              /s/ Jeffrey A. Keswin
                              -------------------------------------
                              Jeffrey A. Keswin